ARTICLES OF AMENDMENT

                                     TO THE

                           ARTICLES OF INCORPORATION


     Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to Its Articles of Incorporation.

     FIRST: The name of the Corporation is: Cardiff International, Inc.

     SECOND: The following amendment to the Articles of Incorporation was adopted on April 27, 1998, as prescribed by the Colorado Business Corporation Act, in the manner marked with an X below:

     No shares have been issued or Directors Elected Action by Incorporators.

     No shares have been issued by Directors Elected Action by Directors.

     Such amendment was adopted by the board of directors where shares have been issued and shareholder action was not required.

 X Such amendment was adopted by a vote of the shareholders. The number of sharers voted for the amendment was sufficient for approval.

               The Articles of incorporation are amended to provide that the total number of shares which the corporation shall have authority to issue is 30,000,000, which shall consist of one class only designated "common stock". Each of such shares shall have no par value.


     THIRD: If changing corporate name, the new name of the corporation is:

     FOURTH: The manner, if not set forth in such amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be effected, is as follows:

     All issued shares are automatically reversed splitting on a ratio of 1,000 shares to one (1) share


                          Cardiff International, Inc.

                             By/S/ Charles Calello
                                   President